Exhibit 99.1

[FHLBank Atlanta Logo]

News Release

Oct. 4, 2007

FOR IMMEDIATE RELEASE

CONTACT: Christopher McEntee

Federal Home Loan Bank of Atlanta

[email address]

(404) 888-8158

Federal Home Loan Bank of Atlanta Announces

Results of 2007 Board of Directors' Election

ATLANTA, Oct. 4, 2007 - Federal Home Loan Bank of Atlanta (FHLBank Atlanta) today announced the results of the 2007 election for three positions on the board of directors.

FHLBank Atlanta members in Maryland reelected John M. Bond, Jr., chairman of The Columbia Bank. Bond has served as a director and the CEO of The Columbia Bank in Columbia, Md., since its inception and was one of two individuals who started Columbia Bancorp in 1987. Previously, he held senior vice president positions with Chase Bank of Maryland, a regional affiliate of Chase Manhattan Bank, N.A., and the First National Bank of Maryland.

Member institutions in Florida elected Miriam Lopez, CEO of TransAtlantic Bank in Miami. Lopez has held her current position for 22 years and served as TransAtlantic's chairman of the board from 2003 to 2007. She is a former president of the Florida Bankers Association and serves on the American Bankers Association's Government Relations Council and Executive Committee.

Bond and Lopez will serve a term of three years beginning on January 1, 2008.

Brian Schmitt, chairman and CEO of The PrivateBank in Atlanta, was the sole nominee for the directorship that the Federal Housing Finance Board designated for the state of Georgia. On October 2, 2007, Schmitt informed the Bank that he would be unable to serve on the board of directors because of scheduling conflicts. In accordance with the Federal Home Loan Bank Act, the board of directors will elect a director to fill the vacancy as of January 1, 2008, for that directorship.

About FHLBank Atlanta

FHLBank Atlanta is a financial services organization that provides low-cost financing, community development grants, and other banking services to more than 1,200 financial institutions in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $2 billion to affordable housing development in the United States.

# # #